PLS CPA, A PROFESSIONAL CORP.

t 4725 MERCURY STREET #210 t SAN DIEGO t CALIFORNIA 92111t

t TELEPHONE (858)722-5953 t FAX (858) 761-0341  t FAX (858) 433-2979

t E-MAIL changgpark@gmail.com t

Exhibit 23.1

October 20, 2011

To Whom It May Concern:

We hereby consent to the use in this Registration Statement on Form S-1/Pre Effective Amendment No. 2 of our report dated August 17, 2011, relating to the financial statements of B-Maven, Inc. as of June 30, 2011, which appears in such Registration Statement. We also consent to the references to us under the headings “Experts” in such Registration Statement.

Very truly yours,

/s/PLS CPA

PLS CPA, A Professional Corp

San Diego, CA 92111

Registered with the Public Company Accounting Oversight Board